Exhibit 10.1

October 1, 2014

Mr. Ryan Hutchison

8 Victoria Drive

New Castle, PA 16105

Dear Ryan:

This letter shall serve as formal documentation of the commitment that was extended to you, verbally by me after discussion with Jim Hensler, on behalf of Horsehead Corporation.

Recently you were planning to resign your employment and after discussion, you have decided to stay. To ease you concerns, Horsehead committed that if your employment is terminated for reasons other than cause or your voluntary resignation; you will be entitled to a minimum of six months of pay and benefits as a severance package (upon signing a release).

We are glad that you have decided to remain employed by Horsehead, and hope that you have a long and prosperous career with us. Your contribution to the Company is appreciated.

Sincerely,

/s/ R. Bruce Morgan

R. Bruce Morgan